Exhibit 8.1

July 1, 2021

Medalist Diversified REIT, Inc.

1051 E. Cary Street

Suite 601

James Center Three

Richmond, Virginia 23219

Medalist Diversified REIT, Inc.

Qualification as

Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to Medalist Diversified REIT, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 (File No. 333-257238) filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), with respect to the registration of up to $150,000,000 of shares of common stock, par value $0.01 per share, of the Company. You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Offering.

In giving this opinion letter, we have examined the following:

1.	the Registration Statement and the prospectus (the “Prospectus”) filed as part of the Registration Statement;

2.	the Company’s Articles of Incorporation filed on September 28, 2015, as supplemented, with the Department of Assessments and Taxation of the State of Maryland;

3.	the Company’s Bylaws;

4.	The Agreement of Limited Partnership of Medalist Diversified Holdings, L.P., a Delaware limited partnership (the “Operating Partnership”); and

5.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.     each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.     during its taxable year ending December 31, 2020, and future taxable years, the Company has operated and will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years;

3.     the Company will not make any amendments to its organizational documents or the organizational documents of the Operating Partnership after the date of this opinion that would affect its qualification as a real estate investment trust (a “REIT”) for any taxable year; and

4.     no action will be taken by the Company or the Operating Partnership after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Regulations and published administrative interpretations thereof.

Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, and the discussion in the Prospectus under the caption “Material Federal Income Tax Considerations” (which is incorporated herein by reference), we are of the opinion that:

(a)          the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 2017 through December 31, 2020, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify for taxation as a REIT under the Code thereafter; and

(b)          the descriptions of the law and the legal conclusions in the Prospectus under the caption “Material Federal Income Tax Considerations” are correct in all material respects.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Officer’s Certificate.

Moreover, we have not participated in the preparation of the Registration Statement, except with respect to the sections entitled “Material Federal Income Tax Risks” and “Material Federal Income Tax Considerations” in the Prospectus, and we do not assume any responsibility for, and make no representation that we have independently verified, the accuracy, completeness, or fairness of the statements contained in the Registration Statement, except to the extent described above with respect to the section entitled “Material Federal Income Tax Considerations” in the Prospectus.

The foregoing opinions are based on current provisions of the Code, the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Kaplan Voekler Cunningham & Frank, PLC under the captions “Material Federal Income Tax Considerations” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

Kaplan Voekler Cunningham & Frank, PLC

By:	/s/ Thomas G. Voekler
Name:	Thomas G. Voekler
Its:	Partner